Information Architects Appoints Industry Veteran as Interim President

Monday May 1, 9:00 am ET

FT. LAUDERDALE, FL--(MARKET WIRE)--May 1, 2006 -- Information Architects (IA) (OTC BB:IACH.OB - News), a leader in online information solutions, today announced the appointment of industry veteran, Jon Grinter, as the Interim President effective immediately. Jon Grinter joins Information Architects with substantial experience in the entertainment, media and event promotion industry.

Over the past 30 years, Jon Grinter has successfully transformed organizations into revenue generating entities using his passion for organizational and professional execution. Jon is known throughout the industry for his creative energy and enterprise building skills.

As president, Grinter will be responsible for driving overall expansion strategy and influencing the packaging and release of IA's state-of-the-art products focused on web based Internet solutions that will help customers solve tough issues surrounding original Film and Broadcast Productions, Legal Billing Services and Employment and Background security requirements.

"I am pleased to be a part of the IA team. My main focus over the next six months will be to complete the restructuring of our business and operational goals to support enhanced marketing efforts within a wider geographic coverage in the US. Specific business plans are being developed and will be ready for execution within the coming weeks. Clearly, our time has come and fortunately we don't have billions of dollars of historical debt and ancient infrastructure to support," Grinter commented.

About Information Architects

IA (www.ia.com) and its affiliates has been developing and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would normally not have access to these services. Among these tools is the original Film and Broadcast Productions solution.

The past 50 years has seen the traditional Broadcast and Communication investment model remain unreachable because it required a massive network investment and roll-out. The International market was essentially controlled by corporations that could afford a large budget. All that has recently changed and IA is perfectly positioned to take advantage of this change with the suite of products developed for this niche. Products include Full Service Web-casting, Set Converters, Commercial and Residential Wi-Fi Networks, Media Content Archives and Original Film and Broadcast Productions. Among these, IA has also developed products that provide solutions for legal billing services and full search employment and background services.

Release Disclaimer

The statements contained in this press release contain certain forward-looking statements, including statements regarding Information Architects' expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Information Architects' management as of the date hereof and actual results may vary based upon future events, both within and without the control of Information Architects' management.